Agreement Re Specified Acts

This Agreement re Specified Acts is made effective as of October 24, 2005 by and between Eclipsys Corporation, a Delaware corporation (hereinafter referred to collectively with any of its subsidiaries as the “Company”), and R. Andrew Eckert (“Executive”).

The Company and Executive are parties to that certain Employment Agreement of even date herewith (the “Employment Agreement”) pursuant to which the Company employs Executive as its Chief Executive Officer. Executive is receiving a grant of stock options to purchase up to 525,000 shares of Common Stock of the Company and a grant of 150,000 shares of Common Stock of the Company that are subject to contractual restrictions, as described in the Employment Agreement (the “Initial Grants”), and Executive may become entitled to certain severance benefits described in the Employment Agreement (the “Severance Package” or the “Change in Control Benefits”). In addition, Executive may receive additional grants of stock options, restricted stock, or other equity-based awards, and may become entitled to additional severance benefits. It is a condition of Executive’s employment that Executive enter into this Agreement with the Company. Accordingly, the Company and Executive hereby agree as follows:

1. Specified Acts.

(a) If, at any time during Executive’s employment with the Company or during the 730-day period following the termination or cessation of Executive’s employment with the Company for any reason, Executive commits any Specified Act (as defined below), then notwithstanding any agreement or plan provision to the contrary, the Company may in its discretion, at any time or from time to time during the Evaluation Period related to that Specified Act (as defined below), (i) cancel in whole or part the Initial Grants and/or any other award of stock options or restricted stock or any other award made at any time to Executive under any equity incentive plan of the Company (each an “Award”), whether or not vested, and/or (ii) rescind some or all of any vesting, exercise, payment or delivery that occurred or occurs or is scheduled to occur pursuant to the Initial Grants or any other Award within 730 days before the earlier of the Specified Act or the termination of Executive’s employment, or at any time after the Specified Act, and/or (iii) cease paying or providing any or all of the Severance Package or the Change in Control, and/or (iv) demand that Executive return to the Company any portion of the Severance Package or the Change in Control Benefits previously paid, provided that cessation of payment pursuant to item (iii) and/or demand for return pursuant to item (iv) shall only apply to portions of the Severance Package or Change in Control Benefits in excess of $200,000, which $200,000 shall be consideration for the release signed as required by the Employment Agreement as a condition to payment of the Severance Package or the Change in Control Benefits.

(b) The Company shall notify Executive in writing of any exercise of any of its rights under Section 1(a) within the Evaluation Period related to the Specified Act triggering the Company’s rights.

(c) If the Company rescinds some or all of any vesting, exercise or delivery pursuant to Section 1(a)(ii), then within ten days after receiving from the Company the notice described in Section 1(b), Executive shall be obligated to pay to the Company the gross amount of any gain realized or payment received as a result of the cancelled Award or rescinded vesting, exercise, payment or delivery. Such payment shall be made by returning to the Company all shares of capital stock that Executive purchased or otherwise received in connection with the cancelled Award or rescinded vesting, exercise, payment or delivery, or if such shares or any interest therein have been transferred by Executive, then by paying to the Company, by wire transfer of immediately available funds, the fair market value of such shares at the time of the transfer. For this purpose, in the case of publicly traded shares, the value of shares will be measured by the price for which Executive sold the shares in a bona fide arm’s length transaction, or if the shares or interests therein were transferred otherwise than by a bona fide arm’s length sale, then by the closing price of the shares on the Nasdaq National Market or other primary market or exchange upon which the shares trade on the trading day immediately preceding the date of the transfer. Executive will cease to have any rights under any Award, vesting, exercise, payment or delivery to the extent cancelled or rescinded pursuant to this Agreement. Any payment of the exercise price for stock options or purchase price for restricted stock previously made by Executive to the Company in connection with an Award or vesting, exercise, payment or delivery that is cancelled or rescinded pursuant to this Agreement will be returned by the Company to Executive (without interest), at the time Executive returns the shares or makes payment pursuant to Section 1(c), including, at the Company’s discretion, by offset against any amounts payable by Executive to the Company or any of the Company’s subsidiaries.

(d) If the Company demands return of previously paid portions of the Severance Package or the Change in Control Benefits pursuant to Section 1(a)(iv), then within ten days after receiving from the Company the notice described in Section 1(b), Executive shall pay to the Company, by wire transfer of immediately available funds, an amount equal to the aggregate cost to the Company of any parts of the Severance Package or the Change in Control Benefits previously provided to Executive by the Company that the Company demands be returned.

(e) Upon and as a condition to vesting, exercise, payment or delivery of shares or cash pursuant to any Award, a Recipient shall, if required by the Administrator, certify on a form acceptable to the Company that he has not committed any Specified Act. For purposes of this Agreement, the Company will be deemed to have been aware of Specified Act only after the completion of any investigation or inquiry and only when the Company has clear and convincing evidence thereof. For this purpose, suspicion is not awareness.

(f) For these purposes:

(i) “Evaluation Period” related to a Specified Act means the period beginning with that Specified Act and ending not later than the later of 365 days after such Specified Act, or, if later, 180 days after the Company became aware of such Specified Act.

(ii) “Specified Act” means Employee (A) has a Specified Relationship with a Designated Company (as those terms are defined below), or (B) violates in any material respect any material contractual obligation or legal duty to the Company and, if such violation of contractual obligation or legal duty is susceptible of cure fails to cure such violation within 30 days of written demand by the Company for cure, provided that the final determination that such a violation of contractual obligation or legal duty has occurred and not been cured within such 30-day notice period must be made by the Company’s board of directors after giving Executive an opportunity to be heard.

(iii) “Specified Relationship” with a Designated Company means acting as an owner, partner, officer, director, or employee of, or consultant or advisor (paid or unpaid) or lender to, or investor in, that Designated Company, except that ownership of not more than 1% of the outstanding stock of a Designated Company, in and of itself, will not be a Specified Relationship.

(iv) “Designated Company” means at any time of determination any of the entities listed on the Current Version of Schedule A to this Agreement and any Affiliate of any of such entities regardless of when formed. At no time may there be more than ten Designated Companies listed on Schedule A, and if any version of Schedule A lists more than ten companies, then only the first ten listed on Schedule A, reading left to right, top to bottom, will be Designated Companies pursuant to that schedule, but Affiliates of the listed entities will be Designated Companies but will not be counted for purposes of this ten-entity limit. In addition, each of the following shall be a Designated Company, in addition to the Designated Companies listed on Schedule A and not subject to the ten-entity limit: (i) any entity that is a successor to or transferee of any significant part of the business or assets of an entity listed on the Current Version; and (ii) any entity that first engages in competitive activity following the date of the Current Version. For this purpose, an entity first engages in competitive activity when it openly begins to provide or pursue any goods or services or line of business that is competitive in any material way with any goods or services or line of business provided or being pursued, or for which plans were being made, during Executive’s tenure with the Company. The “Current Version” of Schedule A is the version attached to this Agreement at the date of its execution unless and until Schedule A is modified as set forth in paragraph 1(f)(iv)(A) or 1(f)(iv)(B) below. The Current Version need not be the same as the list of competitors specified by the Company for any agreement entered into by the Company or any of its affiliates with any other employee that is similar to this Agreement.

(A) At any time and from time to time from the date hereof until the date seven days following the termination of Executive’s employment for any reason, but not more than once in any period of 180 days, the Company may, in its discretion, by written notice to Executive, modify the Current Version to include any company or companies that the Company in its discretion deems to be engaged in or planning any activity that is competitive with the Company’s business as conducted or planned, subject to the overall limit of ten, and that modified version of the schedule will then be the Current Version unless and until further modified pursuant to this paragraph 1(f)(iv)(A) or paragraph 1(f)(iv)(B).

(B) Not more than once in any period of 180 days, Executive may by written demand require the Company to provide an updated Current Version. In response, within seven days of receipt of Executive’s demand, the Company must deliver to Executive an updated Current Version or ratify in writing the then-existing Current Version. Any such updated Current Version may include, in the Company’s discretion, any company or companies that the Company in its discretion deems to be engaged in or planning any activity that is competitive with the Company’s business as conducted or planned, subject to the overall limit of ten. The Company may elect to deliver an updated Current Version in response to Executive’s demand even if the Company has modified the schedule in its own discretion within the preceding 180 days, but in any case the Current Version provided by the Company in response to Executive’s demand (whether updated or ratified) will trigger a new 180-day waiting period before the Company may again modify the schedule in its discretion pursuant to paragraph 1(f)(iv)(A). Any Current Version resulting from the process described in this paragraph 1(f)(iv)(B) will be the Current Version unless and until further modified pursuant to this paragraph 1(f)(iv)(B) or paragraph 1(f)(iv)(A).

(v) “Affiliate” of an entity means any controlling, controlled by or under common control with such entity.

(g) Executive understands and agrees that (i) his entering into this Agreement is a material inducement to the Company to employ him on the terms described in the Employment Agreement; (ii) the Initial Grants and any other equity that the Company may grant to Executive, the Severance Package and the Change in Control Benefits (other than the first $200,000 thereof) are intended not only to motivate and reward Executive’s performance, but also to compensate Executive for not engaging in any specified Act; (iii) Executive is not restricted by this Agreement from engaging in any Specified Act, and Executive is willing to accept the potential economic consequences under this Agreement of engaging in any Specified Act; (iv) Executive’s livelihood does not depend upon his ability to engage in any Specified Act; and (v) Executive shall not bring or participate in any action challenging the, validity, legality, effectiveness or enforceability of any part of this Agreement.

2. General Provisions.

(a) No Contract of Employment. This Agreement does not constitute a contract of employment, either express or implied, and does not imply that the Company will continue the Executive’s employment for any period of time. This Agreement shall in no way alter the Company’s policy of employment at will, under which both Executive and the Company remain free to terminate the employment relationship, with or without cause, at any time, with or without notice. Any change or changes in Executive’s duties, salary or compensation after the signing of this Agreement shall not affect the validity or scope of this Agreement.

(b) Entire Agreement. This Agreement sets forth the entire understanding of Executive and the Company regarding the subject matter hereof, and supersedes all prior agreements, written or oral, between the Executive and the Company relating to the subject matter hereof. However, it does not replace or supersede the Employment Agreement, any agreements documenting equity awards to Executive, any policies of the Company or agreements entered into by Executive providing for confidentiality, non-disclosure or assignment of developments, all of which remain in full force and effect. This Agreement may not be modified, changed or discharged in whole or in part, except by an agreement in writing signed by the Executive and the Company.

(c) Interpretation. If any provision of this Agreement is found by any court of competent jurisdiction to be unenforceable, it shall be interpreted to apply only to the extent that it is enforceable.

(d) Severability. If any part of this Agreement as applied to any party or to any circumstance is adjudged by a court of competent jurisdiction to be invalid, illegal, void or unenforceable for any reason, then (i) the invalidity of that part shall in no way affect (to the maximum extent permissible by law) the application of such part under circumstances different from those adjudicated by the court, the application of any other part of this Agreement, or the enforceability or invalidity of this Agreement as a whole; and (ii) such part shall be deemed amended to the extent necessary to conform to applicable law so as to be valid, legal, effective and enforceable or, if such part cannot be so amended without materially altering the intention of the parties, then such part will be stricken and the remainder of this Agreement shall continue in full force and effect.

(e) Waiver. No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

(f) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation or entity with which or into which the Company may be merged or which may succeed to its assets or business.

(g) Subsidiaries and Affiliates. Executive expressly consents to be bound by the provisions of this Agreement for the benefit of the Company or any subsidiary or affiliate thereof to whose employ the Executive may be transferred without the necessity that this Agreement be re-signed at the time of such transfer.

(h) Remedies not Limited. This Agreement and the Company’s enforcement hereof are not intended to be exclusive remedies and will not limit any other remedies that may be available to the Company at law or in equity as a result of or in connection with any violation by Executive of any contractual obligation or legal duty to the Company or any subsidiary or affiliate thereof.

(i) Governing Law, Forum and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida (without reference to its conflicts of law provisions). If any judicial or administrative proceeding or claim relating to or pertaining to this Agreement is initiated by either party hereto, such proceeding or claim shall and must be filed in a state or federal court located in Palm Beach County, Florida, and the Company and Executive each consents to the jurisdiction of such a court.

(j) Attorneys’ Fees. In the event that either party brings a legal action against the other in connection with this Agreement, the party, if either, that is judicially determined to be the prevailing party in such action shall be entitled to recover his or its reasonable attorney’s fees and legal costs incurred in connection with such action.

(k) Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

In witness whereof, the Company and Executive have entered into this Agreement as of the date above set forth.

ECLIPSYS CORPORATION
By:_______________________ Name: Eugene V. Fife	—
Title: Chairman & CEO	R. Andrew Eckert

Schedule A to Agreement re Specified Acts

Designated Companies

[Confidential]